                                                                    Exhibit 11.0

                            BTU INTERNATIONAL , INC.
        CALCULATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)

                                      For the Three Months Ended     For the Six Months Ended
                                      --------------------------    --------------------------
                                        June 29,       June 30,       June 29,       June 30,
                                          1997           1996           1997           1996
----------------------------------------------------------------------------------------------
Net income                            $      303     $    3,093     $       27     $    3,450


----------------------------------------------------------------------------------------------
Net income applicable to
     common stockholders              $      303     $    3,093     $       27     $    3,450
==============================================================================================

Weighted average shares and share
     equivalents outstanding:

     Common stock                      7,280,739      7,296,690      7,280,336      7,292,762
     Stock options                        47,803         42,012         40,324         43,924
----------------------------------------------------------------------------------------------

Weighted average shares and share
     equivalents outstanding           7,328,542      7,338,702      7,320,660      7,336,686
==============================================================================================

Net income per common and common
     equivalent share                 $     0.04     $     0.42     $     0.00     $     0.47
==============================================================================================


                                       13